Exhibit 10.12.1

HILTON HOTELS CORPORATION
2004 OMNIBUS EQUITY COMPENSATION PLAN
STOCK UNIT GRANT

This STOCK UNIT GRANT, dated as of <date> (the “Date of Grant”), is delivered by Hilton Hotels Corporation (“Hilton”) to <name>.

RECITALS

The Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of stock units (“Stock Units”) that equate to shares of Hilton common stock on a one-for-one basis.  Pursuant to the terms of the Plan, the Compensation Committee of Hilton’s Board of Directors (the “Committee”) has decided to grant you Stock Units.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.             Grant of Stock Units.  Subject to the terms and conditions set forth in this Agreement and in the Plan, Hilton hereby grants to you  <#Units> Stock Units.  The Stock Units are granted with Dividend Equivalents (as defined below).  Hilton will record the number of Stock Units and Dividend Equivalents credited on your behalf in an Account (as defined below).

2.             Vesting; Time and Form of Distribution.

(a)           Your Stock Units will vest in [25%] increments commencing on January 5, <year> and each January 5 thereafter until the Stock Units are fully vested; provided that you continue to be employed by, or provide service to, the Company (as defined below) as of each such January 5 (if any applicable January 5 is not a business day, then the vesting day will be the next business day).  Unless the Committee determines otherwise, if you cease to be employed by, or provide service to, the Company before your Stock Units are fully vested, any Stock Units that are unvested as of the date you cease to be employed by, or provide service to, the Company will be immediately forfeited.

(b)           Subject to withholding under Section 5, you will receive a distribution of shares of Stock with respect to your Stock Units as and when your Stock Units become vested in accordance with (a) above, as soon as reasonably practicable following the vesting date; provided that, if, at the time your Stock Units vest, you are among the top 5 most highly compensated executive officers of the Company and you did not make an election under the Hilton Hotels 2005 Executive Deferred Compensation Plan to defer for the year in which your Stock Units vest all payments of Base Salary that would cause your compensation (that is taken into account for purposes of section 162(m) of the Internal Revenue Code) for such year to exceed the $1,000,000 limit on deductible compensation under section 162(m) of the Internal Revenue Code, then all of the shares of Stock attributable to the Stock Units that vest in such calendar year will automatically be deferred as of the date distribution would otherwise be made, pursuant to the terms and conditions of the Deferral Program attached hereto as Exhibit A.

3.             Dividend Equivalents.  As and when dividends are declared and paid with respect to Stock during each calendar year, Dividend Equivalents attributable to the number of unvested shares of Stock underlying your Stock Units will be credited to your Account.  Dividend Equivalents will be accrued as a cash obligation and will not accrue interest.  As of January 5 (or the next succeeding business day, if January 5 is not a business day) of each calendar year, the accumulated Dividend Equivalents credited to your Account with respect to the prior calendar year (less applicable withholding taxes), will be converted to shares of Stock (based on the Fair Market Value (as defined in the Plan) of the shares as of January 5 (or the next succeeding business day, if January 5 is not a business day)) and distributed to you as soon as administratively practicable following such date; provided that to receive a distribution, you must be employed by, or providing service to, the Company as of the applicable January 5 (or the next succeeding business day, if January 5 is not a business day).  If a fractional share remains after the applicable withholding taxes are withheld and the accumulated Dividend Equivalents are converted into shares, such fractional share will be forfeited.  If your Stock Units are deferred pursuant to Section 2(b) above, Dividend Equivalents will be credited in accordance with Section 4 of the Deferral Program attached hereto as Exhibit A.

4.             Change of Control.  The provisions of the Plan applicable to a Change of Control (as defined in the Plan) will apply to your Stock Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

5.             Withholding.  Unless the Committee provides otherwise, the number of shares of Stock distributed to you with respect to your Stock Units will be reduced by a number of shares sufficient to satisfy the amount of any withholding tax associated with the distribution.  If your Stock Units are deferred pursuant to Section 2(b) above, your Stock Units will be taxed in accordance with Section 8 of the Deferral Program attached hereto as Exhibit A.

6.             Definitions.  For purposes of this Agreement, the following terms will have the meanings set forth below:

(a)           “Account” means a bookkeeping account established on Hilton’s records in your name to record grants of Stock Units, as well as Stock Units deferred under the Plan.

(b)           “Company” means Hilton, any successor corporation and each corporation which is a member of a controlled group of corporations of which Hilton is a component member.

(c)           “Disabled” or “Disability” means that you are considered totally and permanently disabled for purposes of the Company’s long-term disability plan.

(d)           “Dividend Equivalent” means an amount determined by multiplying the number of shares subject to Stock Units by the per-share cash dividend, or the per-share fair market value of any dividend in consideration other than cash, paid by Hilton on its common stock.

(e)           “Employed by, or provide service to, the Company” means employment or service with the Company.

(f)            “Retirement” means retirement from active employment or service with the Company at or after age 62.

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(g)           “Stock Unit” means a phantom unit representing a share of Stock.

(h)           “Stock” means a share of Hilton common stock.

7.             Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan.  The grant and distribution attributable to the Stock Units and Dividend Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the shares issued under the Plan, (b) changes in capitalization, and (c) other requirements of applicable law and all Plan provisions.  The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder.

8.             No Employment or Other Rights.  The grant of Stock Units does not confer upon you any right to be retained by, or in the employ or service of, the Company and will not interfere in any way with the right of the Company to terminate your employment or service at any time.  The right of the Company to terminate your employment or service at will at any time for any reason is specifically reserved.  You will not have any interest in any fund or specific assets of the Company by reason of this grant or the Account established on your behalf.

9.             No Stockholder Rights.  Neither you, nor any person entitled to receive distribution in the event of your death, will have any of the rights and privileges of a Hilton stockholder with respect to a share of Stock, until that share of Stock has been issued.

10.           Assignment and Transfers.  Your rights and interests under this Agreement may not be sold, assigned, encumbered or otherwise transferred, except in the event of your death, by will or by the laws of descent and distribution.  If you die, any distributions to be made under this Agreement after your death will be paid to the personal representative of your estate, or the personal representative under applicable law if you die intestate.  The rights, protections and obligations of the Company hereunder extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without your consent.

11.           Applicable Law.  The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws provisions thereof.

12.           Notice.  Any notice to Hilton provided for in this Agreement shall be addressed to Hilton Hotels Corporation in care of the Corporate Secretary at 9336 Civic Center Drive, Beverly Hills, California, 90210, and any notice to you will be addressed to you at the current address shown on the Company’s payroll, or to such other address as you may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, Hilton has caused its duly authorized officers to execute and attest this Agreement, and you have executed this Agreement, effective as of the Date of Grant.

HILTON HOTELS CORPORATION
Attest

By:
Corporate Secretary	Title: Senior Vice President, Human Resources

I hereby accept the Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee will be final and binding.

Participant

If you do not notify us (in accordance with Section 12) that you do not wish to accept the Stock Units described in this Agreement, then you will be deemed to have accepted the Stock Units described in this Agreement and to have agreed to be bound by the terms of the Plan and this Agreement.

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EXHIBIT A

DEFERRAL PROGRAM

Except to the extent otherwise provided herein, defined terms herein shall have the same meaning as ascribed to such terms in the Plan.

1.             Deferral Election.  If, at the time your Stock Units vest, you are among the top 5 most highly compensated executive officers of the Company and you did not make an election under the Hilton Hotels 2005 Executive Deferred Compensation Plan to defer for the year in which your Stock Units vest all payments of Base Salary that would cause your compensation (that is taken into account for purposes of section 162(m) of the Internal Revenue Code) for such year to exceed the $1,000,000 limit on deductible compensation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), then all of the shares of Stock attributable to the Stock Units that vest in such calendar year will automatically be deferred as of the date distribution would otherwise be made until after your separation from service with the Company pursuant to the terms and conditions hereof.

2.             Account.  If your Stock Units are deferred, a number of phantom shares equal to the number of units deferred will be credited to an Account as of the date the Stock Units would have otherwise been distributable.  No actual shares or other assets will be held in your Account for your benefit.  As of the date the phantom shares are credited to your Account, the shares of Stock attributable to your Stock Units are considered earned and are non-forfeitable.

3.             Value of Account.  The value of your Account will be based upon the Fair Market Value of a share of Stock.  As the Fair Market Value of a share of Stock increases or decreases, the value of your Account will increase or decrease accordingly.

4.             Dividend Equivalents.  When dividends are declared and paid on Stock, your Account (as established pursuant to paragraph 2 above) will be credited with Dividend Equivalents.  Dividend Equivalents will be reinvested in additional phantom shares.  Your Account will not be credited with interest.

5.             Distribution of Deferred Amounts.  You will be entitled to receive a distribution of your Account in Stock upon your separation from service with the Company.  Distribution of your Account will be made in a lump sum as soon as practicable following your separation date.  Notwithstanding any provision of the Deferral Program to the contrary, if you are a Key Employee (as defined below), distributions shall be postponed to the first day of the seventh month following your date of separation from service (or, if earlier, date of death).

For purposes of the Deferral Program, you are a Key Employee if: you are (i) an officer of the Company having annual compensation greater than $130,000 (adjusted for inflation and limited to 50 employees), (ii) a five percent owner, or (iii) a one percent owner having annual compensation from the Company greater than $150,000.  The Committee will determine whether you are a “Key Employee” in a manner consistent with the regulations issued under section 409A of the Code.

6.             Hardship Distributions.  At any time prior to distribution, if you incur an unforeseeable emergency, you may submit a written request to the Committee for a hardship distribution of all or part of the amount then credited to your Account as a result of deferrals under the Deferral Program.

For purposes of the Deferral Program, an unforeseeable emergency means severe financial hardship resulting from a sudden and unexpected illness or accident involving you, your spouse or a member of your immediate family, loss of your property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond your control.  The amounts distributed with respect to an emergency will not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of your assets (to the extent such liquidation would not itself cause severe financial hardship).  The Committee will determine whether an unforeseeable emergency has occurred based on the regulations set forth in Treasury Regulation section 1.457-2(h)(4), in its sole discretion.

7.             Form of Distribution.  All distributions from your Account will be made in shares of Stock.  The value of all phantom shares credited to your Account, including any reinvested Dividend Equivalents, will be converted to shares of Stock on or immediately before the date of distribution.  If a fractional share remains after the applicable withholding taxes are withheld and the accumulated Dividend Equivalents are converted into shares, such fractional share will be forfeited.

8.             Taxation.

(a)           If your Stock Units are deferred, you will not be subject to income tax on the deferred amounts until distribution is made to you.  However, as of the vesting date specified in your Stock Unit Grant Agreement, you will be required to pay FICA and Medicare tax on the value of all of the shares, including the shares deferred.  Your FICA and Medicare tax obligation will be satisfied by reducing the number of units deferred by a number of units sufficient to satisfy your FICA and Medicare tax obligation.  The units withheld to cover your FICA and Medicare tax obligation (in addition to being subject to FICA and Medicare tax) will also be taxable to you as ordinary income at the supplemental tax rate.  Additional units will be withheld to cover the ordinary income tax.

(b)           When you receive a distribution, the amount distributed to you will be taxable as ordinary income and will be subject to tax withholding.  A number of shares will be withheld from your distribution amount to satisfy the applicable income tax withholding obligation.

9.             Claims Procedure.

(a)           Claim for Benefits.  The Committee will advise you or your beneficiary of any benefits to which you or your beneficiary are entitled under the Deferral Program.  If you or your beneficiary believe that the Committee has failed to provide you with any benefit to which you believe you are entitled, you or your beneficiary may file a written claim for benefits with the Pension and Thrift Committee.  The claim will be reviewed, and a response provided, within a reasonable time after receiving the claim.  Any claimant who is denied a claim for benefits will be provided with written notice setting forth:

•                                          the specific reason or reasons for the denial;

•                                          specific reference to pertinent Deferral Program provisions on which the denial is based;

•                                          a description of any additional material or information necessary for the claimant to perfect the claim;

•                                          an explanation of the claim review procedure; and

•                                          an explanation of the claimant’s right to bring an action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), after an adverse benefit determination on review.

(b)           Appeal.  Within 60 days after receipt by a claimant of a notice denying a claim under the Deferral Program, the claimant or a duly authorized representative may request in writing a full and fair review of the claim by the Compensation Committee.  The Compensation Committee may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate.  In connection with such review, the claimant or a duly authorized representative may review pertinent documents and may submit issues and comments in writing.  The Compensation Committee will make a decision promptly, and not later than 60 days after the Compensation Committee’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Compensation Committee deems one necessary) require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review.  The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific references to the pertinent Deferral Program provisions on which the decision is based, and an explanation of the claimant’s right to bring an action under section 502(a) of ERISA.

10.           Amendment and Termination.  This Deferral Program may be amended, suspended or terminated at any time by the Committee; provided, however that no amendment, suspension or termination that occurs after phantom shares have been credited to your Account with respect to deferred Stock Units will adversely affect your rights in such phantom shares without your consent.  Notwithstanding the foregoing, the Committee may amend or terminate the Deferral Program immediately at any time if the Committee deems such amendment or termination appropriate to comply with applicable law, to avoid adverse accounting or tax consequences in connection with the Deferral Program or should the financial accounting rules or tax laws applicable to the Deferral Program be revised so as to subject Hilton to adverse accounting consequences or to subject Hilton or Deferral Program participants to adverse tax consequences, in connection with the Deferral Program, as determined by Hilton in its sole discretion.  In addition, the Committee reserves the right to freeze the Deferral Program at any time and to cease all elections then in place to defer additional Stock Units.  Upon such an election, the Committee will communicate to you that the Deferral Program has been frozen and that no Stock Units will be deferred under the Deferral Program, regardless of any then current election to the contrary.  Deferrals of Stock Units will thereafter not be permitted until such time, if any, as the Company elects to re-institute the Deferral Program.  Upon the occurrence of any of the events described in this paragraph, distributions of phantom shares will continue to be made in accordance with the terms of this Deferral Program, unless an alternative method of distribution is permitted under applicable law.

11.           Miscellaneous.

(a)   Funding.  The Deferral Program is intended to be maintained at all times as an unfunded program for federal income tax purposes.  The Deferral Program is intended to be a “top hat” plan, exempt from the substantive requirements of ERISA.  Your sole interest under the Deferral Program is to receive the benefits provided under the Deferral Program as and when they become due and payable in accordance with the terms of this Deferral Program.  The Company need not maintain any separate fund or account to provide any benefits provided under the Deferral Program.  Neither you nor any person claiming under or through you will have any right, title, or interest in or to any of the assets of the Company and will have only general unsecured creditor status with respect to benefits under the Deferral Program.

(b)   Nonalienation of Benefits.  No benefit or distribution under this Deferral Program will be subject to alienation, anticipation, commutation, pledge, encumbrance, or assignment, whether voluntarily or involuntarily, contingently, or otherwise, except that you have the right to designate a beneficiary to receive any amounts payable after your death.  The Company will not be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to benefits or distributions under the Deferral Program.

(c)   Beneficiary.  If distributions are to be made under the Deferral Program after your death, such distributions will be made to personal representative of your estate.